Exhibit 10.10

LAZARD CAPITAL MARKETS LLC

30 Rockefeller Plaza

New York, New York 10020

MORGAN STANLEY & CO. INCORPORATED

1585 Broadway

New York, New York 10036

February 9, 2010

Mr. James N. Hauslein

Atlas Acquisition Holdings Corp.

c/o Hauslein & Company, Inc.

11450 SE Dixie Highway, Suite 106

Hobe Sound, Florida 33455

Dear Mr. Hauslein,

It is our understanding that, as part of the efforts to secure stockholder approval of the business combination (the “Business Combination”) between Atlas Acquisition Holdings Corp., a Delaware corporation (“Atlas”), and Koosharem, LLC, a California limited liability company formerly known as “Koosharem Corporation,” Atlas’ founding stockholders (“Founders”) are negotiating with third parties retarding the possible transfer of shares of Atlas common stock held by such Founders (“Founders’ Shares”).

Reference is made to Section 9 of those certain letter agreements (“Insider Letters”), each dated January 24, 2008, executed by each of the Founders in favor of Lazard Capital Markets LLC and Morgan Stanley & Co. Incorporated, as representatives of the underwriters (the “Representatives”) of Atlas’ the initial public offering, pursuant to which each Founder agreed to escrow, in accordance with the terms of a Stock Escrow Agreement, dated as of January 24, 2008, by and among the Founders and American Stock Transfer & Trust Company (the “Stock Escrow Agreement”), all of the Founders’ Shares until the date that is one year after the consummation of a business combination unless certain conditions are met. Pursuant to such Section 9 of the Insider Letters and Section 4.3 of the Stock Escrow Agreement, the Founders’ agreement to escrow the Founders’ Shares does not apply to transfers by private sales made at or prior to the consummation of a business combination at prices no greater than the price at which the shares were originally purchased, in each case where the transferee agrees to the terms of the Insider Letter and the Stock Escrow Agreement.

Pursuant to the terms of each Insider Letter and the Stock Escrow Agreement, our consent is required for any amendment of the Insider Letters or the Stock Escrow Agreement. You have sought our consent to the release of Founders’ Shares from the restrictions set forth in the Insider Letters and the Stock Escrow Agreement in order to permit each Founder to transfer its or his Founders’ Shares pursuant to private sales made in connection with the consummation of the Business Combination at a nominal price per share, which sales would be agreed to prior to the Business Combination but not be consummated until after a Business Combination is approved. We hereby consent to the release from the restrictions set forth in the Insider Letters and the Stock Escrow Agreement of all or the applicable portion of the Founders’ Shares that the Founders agree (prior to the consummation of the Business Combination) to transfer for nominal consideration in connection with their efforts to secure stockholder approval of the Business Combination. This waiver shall be effective only upon consummation of a Business Combination and no Founders’ Shares may be transferred or otherwise released from the escrow created by the Stock Escrow Agreement until that time.

The waivers set forth above do not release any obligations of the Founders under the Insider Letter Agreements and the Stock Escrow Agreements other than in connection with the Founders Shares being transferred on the terms set forth above and except as specifically set forth above such agreements remain in full force and effect.

Atlas agrees to publicly disclose the terms of this waiver and the Founder’s intentions with respect to these privately negotiated transfers on a Form 8-K which is filed with the SEC at least two business days prior to any stockholder vote on the Business Combination.

The parties hereby agree that the terms of the indemnity agreements (“Indemnification Agreements”) dated as of January 20, 2010 between Morgan Stanley & Co. Incorporated and Atlas and Lazard Capital Markets LLC and Atlas shall also apply to any matters related to, arising out of or in connection with this letter agreement dated February 9, 2010. For the avoidance of any doubt, that certain Underwriting Agreement by and among Atlas and the Representatives, dated as of January 24, 2008 (the “Underwriting Agreement”), as amended by that certain amendment letter by and among Atlas, the Representatives, dated as of December 23, 2009 (the “Amendment Letter”), shall not be deemed to be amended by this letter agreement or the Indemnification Agreement and shall remain in full force and effect.

Each of the Representatives hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in Atlas’ Trust account established in connection with Atlas’ initial public offering for the benefit of its public stockholders (a “Claim”) solely as a result of, or arising solely out of, this letter agreement or the Indemnification Agreement and hereby waives any Claim it may have in the future solely as a result of, or arising solely out of, this letter agreement or the Indemnification Agreement. For the avoidance of any doubt, the foregoing sentence shall not be construed to waive or otherwise limit any Claim of either of the Representatives as a result of, or arising out of, the Underwriting Agreement or the Amendment Letter, including, without limitation, (i) any Claim to the Deferred Discount (as defined in the Underwriting Agreement) or the New Deferred Underwriting Discount (as defined in the Amendment Letter) or (ii) under the indemnification and contribution provisions of the Underwriting Agreement.

This letter agreement and any claim related directly or indirectly to this letter agreement shall be governed and construed in accordance with the laws of the State of New York (without giving regard to the conflicts of law provisions thereof). No such claim shall be commenced, prosecuted or continued in any forum other than the courts of the State of New York located in the City and County of New York or the United States District Court for the Southern District of New York, and each of the parties hereby submits to the jurisdiction of such courts. Each party hereby waives on behalf of itself and its successors and assigns any and all right to argue that this choice of forum provision is or has become unreasonable. Each party hereby waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this letter agreement.

[Remainder of Page Left Intentionally Blank]

Very truly yours,

LAZARD CAPITAL MARKETS LLC

By:	/s/ David McMillan
David McMillan, Jr., Managing Director

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Tony Colarusso
Tony Colarusso, Executive Director

Acknowledged and Agreed:

ATLAS ACQUISITION HOLDINGS CORP.

By:	/s/ James N. Hauslein
Name:	James N. Hauslein
Title:	Chairman and Chief Executive Officer